UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

May 8, 2008

Date of Report (Date of earliest event reported)

LIGHTPATH TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-27548	86-0708398
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

2603 Challenger Tech Court, Suite 100

Orlando, Florida 32826

(Address of principal executive office, including zip code)

(407) 382-4003

(Registrant’s telephone number, including area code)

LightPath Technologies, Inc.

Form 8-K

Item 2.03	Creation of a Direct Financial Obligation.

On May 8, 2008, the registrant and LSQ Funding Group L.C. (“LSQ”) have entered into a Receivables Purchase and Security Agreement (the “Agreement”), which establishes a facility whereby LSQ may purchase up to $600,000 of registrant’s eligible accounts receivable. The registrant’s obligations under the Agreement are secured by all of registrant’s accounts receivable and related collateral.

Pursuant to the terms of the Agreement, the purchase price for each account receivable will be equal to 85% of the account balance, which purchase price is paid immediately upon sale. LSQ charges a funds usage fee equal to the greater of 6% or the prime rate plus 2%. LSQ also charges a discount fee equal to 2.5% of the account balance upon the funding of each purchase. In addition, a service charge of up to 1.0% of the account balance will be owed depending on the length of collection. Accounts sold to LSQ which are past due for over ninety days are required to be re-purchased by the registrant. Amounts in excess of the purchase price, plus fees paid to LSQ, which are collected will be distributed to the registrant.

The Agreement has a six-month term, with an option to renew for additional six-month periods. During the course of the initial six–month period, it is expected that $1,000,000 of accounts receivable will be sold to LSQ. The Agreement may be terminated prior to its expiration upon payment of a termination fee equal to 2.5% of the amount by which the accounts purchased during the six-month period were less than $1,000,000.

Item 9.01.	Exhibits

A copy of the Receivables Purchase and Security Agreement by and between LightPath Technologies, Inc. and LSQ Funding Group L.C. is attached as Exhibit 10.1 to this report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Report to be signed in its behalf by the undersigned, thereunto duly authorized.

LIGHTPATH TECHNOLOGIES, INC.

Dated: May 8, 2008	By:	/s/ Dorothy M. Cipolla
Dorothy M. Cipolla, CFO

Exhibit Index

Exhibit No.	Description
EX 10.1	Receivables Purchase and Security Agreement by and between LightPath Technologies, Inc. and LSQ Funding Group L.C. dated May 8, 2008